Exhibit 99.1

Aradigm Announces NASDAQ Listing

Shares to Begin Trading on Wednesday, June 11, 2014

Hayward, CA – June 9, 2014 – Aradigm Corporation (“Aradigm” or the “Company”) (OTC BB:ARDMD.OB) is pleased to announce that its common shares have been approved for listing on the NASDAQ Capital Market.

Aradigm expects its shares to begin trading on NASDAQ on Wednesday, June 11, 2014. The Company will trade under the ticker symbol “ARDM.”

“The move to NASDAQ is a significant milestone for Aradigm and underscores our commitment to grow the value of our Company and broaden our shareholder base,” said Igor Gonda, President and CEO of Aradigm Corporation. “As we continue to build on the positive momentum generated throughout this year with the start of our ORBIT-3 and ORBIT-4 Phase III clinical trials with Pulmaquin® for bronchiectasis and our recent QIDP designation from FDA for Pulmaquin for this disease, we are very pleased to begin trading on NASDAQ. We believe it will provide more liquidity for our shareholders. The strong fundamentals of the Company together with the increased visibility that NASDAQ will provide should assist us in maximizing shareholder value over the short and long term.”

“We welcome Aradigm Corporation to the NASDAQ family of listed healthcare companies,” commented Robert H. McCooey, Jr., Senior Vice President of New Listings and Capital Markets, NASDAQ OMX. “Aradigm embodies the strategic vision and innovative thinking that characterizes our listed companies. We congratulate Aradigm on its listing on the NASDAQ Capital Market and look forward to supporting their continued success.”

About Pulmaquin

Ciprofloxacin, available in oral and intravenous formulations, is a widely prescribed antibiotic. It is used to treat acute lung infections and is often preferred because of its broad-spectrum antibacterial activity against various bacteria, such as Pseudomonas aeruginosa. Pulmaquin is a dual release formulation composed of a mixture of liposome encapsulated and unencapsulated ciprofloxacin. It is being evaluated in two Phase III studies to determine its safety and effectiveness as a once-a-day inhaled formulation for the chronic treatment of non-CF BE. The ORBIT-3 study began dosing patients in April 2014 and ORBIT-4 will begin dosing patients in 1H 2014.

Pulmaquin has been extensively tested through preclinical studies and a Phase IIb study (ORBIT-2). Previous studies have demonstrated no significant clinical safety concerns.

Aradigm has been granted orphan drug designations for inhaled liposomal ciprofloxacin as well as for inhaled free ciprofloxacin for non-CF bronchiectasis in the U.S. In addition, the U.S. Food and Drug Administration (FDA) has designated Pulmaquin as a Qualified Infectious Disease Product (QIDP). The QIDP designation is granted for treatment of non-cystic fibrosis bronchiectasis (non-CF BE) patients with chronic lung infections with Pseudomonas aeruginosa.

In 2013, Aradigm granted an exclusive, world-wide license for the Company’s inhaled liposomal ciprofloxacin product candidates for the indication of non-CF BE and other indications to Grifols S.A. More information on the terms of this license may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. Aradigm has product candidates addressing the treatment of non-CF BE, cystic fibrosis and prevention of respiratory and other diseases in tobacco smokers through smoking cessation. Aradigm is also developing Pulmaquin and a liposomal ciprofloxacin formulation as potential medications for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, Q fever and inhaled anthrax. In addition, Aradigm’s liposomal ciprofloxacin formulations are being tested against pulmonary non-tuberculous mycobacterial infections in preclinical studies funded by NIH.

Disclaimer and Forward-Looking Statements

The facts and figures contained in this news release which do not refer to historical data are “projections and forward-looking statements’”. The words and expressions like “believe”, “hope”, “anticipate”, “predict”, “expect”, “intend”, “should”, “try to achieve”, “estimate”, “future” and similar expressions, insofar as they are related to Aradigm, the effect the NASDAQ listing will have on the Company’s share price – now and in the future, the ability of the NASDAQ listing to provide more liquidity for shareholders, the prospects for Aradigm’s inhaled ciprofloxacin product formulations to successfully complete clinical trials and to result in approved products, and the ability of Grifols to successfully commercialize these products, are used to identify projections and forward-looking statements. These expressions with respect to Aradigm reflect the assumptions, hypothesis, expectations and anticipations of the management team of Aradigm at the date of preparation of this news release, which are subject to a number of factors that could make the real results differ considerably, such as the uncertainties associated with clinical trials including lack of effectiveness, lack of statistical significance of results, adverse side effects or other safety issues, uncertainties regarding the process of obtaining regulatory approval for the sale of new drugs, uncertainties concerning the development of demand for new products, uncertainties regarding the level of reimbursement for new products, manufacturing and supply issues and the like.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties detailed from time to time in Aradigm’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014, and Aradigm’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Aradigm Chief Financial Officer, 510-265-8800